Exhibit 3.1
Array Technologies, Inc.

Certificate of Designations

Series A Perpetual Preferred Stock

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Exhibits
Exhibit A: Form of Perpetual Preferred Stock Certificate    A-1
Exhibit B: Form of Restricted Stock Legend    B-1
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Certificate of Designations

Series A Perpetual Preferred Stock

    On August 7, 2021, the Board of Directors of Array Technologies, Inc., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 500,000 authorized shares of a series of preferred stock of the Company titled the “Series A Perpetual Preferred Stock”:

    RESOLVED that, pursuant to the authority of the Board of Directors pursuant to the Certificate of Incorporation, the Bylaws and applicable law, a series of preferred stock of the Company titled the “Series A Perpetual Preferred Stock,” and having a par value of $0.001 per share and an initial number of authorized shares equal to five hundred thousand (500,000), is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below:

Section 1.Definitions.
“Accrued Dividends” means, as of any time of determination, in respect of any share of Perpetual Preferred Stock, the Permitted Accrued Dividends and the Default Accrued Dividends of such share of Perpetual Preferred Stock.

    “Accrued Regular Dividend Rate” means, with respect to the Perpetual Preferred Stock, six and one-quarter percent (6.25%) per annum.

“Additional Purchase and Sale” has the meaning set forth in the Purchase Agreement.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that (i) the Company and its Subsidiaries, on the one hand, and any Purchaser Party or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, and (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Purchaser Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Purchaser Party and (iii) the Excluded Sponsor Parties (as defined in each Purchase Agreement) shall not be deemed to be Affiliates of any Purchaser Party, the Company or any of the Company’s Subsidiaries.

    “Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act with the authority of such board.

    “Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

    “Bylaws” means the Amended and Restated Bylaws of the Company, as amended and restated on October 19, 2020, as the same may be further amended or restated.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case, however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

    “Cash Regular Dividend Rate” means, with respect to the Perpetual Preferred Stock, initially, five and three-quarters percent (5.75%) per annum; provided, that such rate shall be adjusted from time to time as follows: (i) beginning on each of the fifth, sixth and seventh anniversaries of the Initial Issue Date, the then-applicable Cash Regular Dividend Rate shall be increased by 50 basis points (e.g. adding 0.5% to the then-applicable Cash Regular Dividend Rate) on each such yearly anniversary; and (ii) beginning on each of the eighth, ninth and tenth anniversaries of the Initial Issue Date, the then-applicable Cash Regular Dividend Rate shall be increased by 100 basis points (e.g. adding 1% to the then-applicable Cash Regular Dividend Rate) on each such yearly anniversary.

    “Certificate” means a Physical Certificate or an Electronic Certificate.

    “Certificate of Designations” means this Certificate of Designations, as amended from time to time.

    “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same has been and may be further amended or restated.

    “Close of Business” means 5:00 p.m., New York City time.

    “Code” has the meaning set forth in Section 11(b)(i).

    “Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company” has the meaning set forth in the preliminary paragraph hereto.

“Consolidated Total Indebtedness” has the meaning set forth for such term in the Credit Agreement.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (i) Consolidated Total Indebtedness as of such date, (ii) the aggregate Liquidation Preference of the then-outstanding Perpetual Preferred Shares and (iii) investment tax credit-related deferred revenue of the Company and its Subsidiaries as of such date to (y) LTM EBITDA.

    “Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Credit Agreement” means that certain Credit Agreement, dated as of October 14, 2020, as amended by Amendment No. 1, dated as of February 23, 2021, and as further amended by Amendment No. 2, dated as of February 26, 2021, by and among the Company, as borrower, ATI Investment Sub, Inc., as guarantor, Goldman Sachs Bank USA, as administrative agent and collateral agent, and the Lenders (as defined therein) from time to time party thereto.

“Default Accrued Dividends” means, as of any time of determination, in respect of any share of Perpetual Preferred Stock, all Default Dividend Accruals which have been added to the Liquidation Preference of such share of Perpetual Preferred Stock pursuant to Section 5(b)(i) to the extent not paid pursuant to Section 5(d) prior to the time of determination.

“Default Dividend Accrual” has the meaning set forth in Section 5(b)(i).

“Default Dividend Rate” means, with respect to the Perpetual Preferred Stock, as of any time of determination, the then-applicable Cash Regular Dividend Rate plus 200 basis points (e.g. adding 2.0% to the then-applicable Cash Regular Dividend Rate).
“Delayed Draw Preferred Shares” has the meaning set forth in the Purchase Agreement.

“Distributed Entity” means any Subsidiary of the Company distributed in a Distribution Transaction.

“Distribution Transaction” means any transaction by which an Affiliate or Subsidiary of the Company ceases to be an Affiliate or Subsidiary of the Company by reason of the distribution of such Affiliate’s or Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend” means any Regular Dividend.

“Dividend Junior Stock” means any class or series of the Company’s stock, the terms of which would result in such class or series ranking junior to the Perpetual Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Common Stock. For the avoidance of doubt, Dividend Junior Stock will not include any securities of the Company’s Subsidiaries.

    “Dividend Parity Stock” means any class or series of the Company’s stock (other than the Perpetual Preferred Stock), the terms of which would result in such class or series ranking equally with the Perpetual Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Parity Stock will not include any securities of the Company’s Subsidiaries.
    “Dividend Payment Date” means each Regular Dividend Payment Date.

    “Dividend Senior Stock” means any class or series of the Company’s stock, the terms of which would result in such class or series ranking senior to the Perpetual Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Senior Stock will not include any securities of the Company’s Subsidiaries.

“Electronic Certificate” means any electronic book entry maintained by the Transfer Agent or the Company that evidences any share(s) of Perpetual Preferred Stock.

    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Preferred Stock” means a series of perpetual preferred stock issued by the Company and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Perpetual Preferred Stock, except that the Liquidation Preference thereof will be determined as provided herein.

“Final Fundamental Change Notice” has the meaning set forth in Section 8(f).
“Fundamental Change” means any of the following events, whether in a single transaction or a series of related transactions:
(a)a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or their respective employee benefit plans, files any report with the SEC indicating that such person or group, has become the direct or indirect “beneficial owner” (as defined below) of shares of the Common Stock representing more than fifty percent (50%) of the voting power of all of the Company’s Common Stock in a transaction or series of related transactions approved by the Board of Directors;
(b)the consummation of any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; or any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange, combination, reclassification or recapitalization of the Company pursuant to which the Persons that directly or indirectly

“beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction, will be deemed not to be a Fundamental Change pursuant to this clause (b);
(c)the adoption of a plan relating to the liquidation or dissolution of the Company; or
(d)the Company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action for the purpose of effecting, in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.
    For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner”, whether equity is “beneficially owned”, and percentage beneficial ownership, will be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

    “Fundamental Change Repurchase Date” means the date fixed, pursuant to Section 8(c), for the repurchase of any Perpetual Preferred Stock by the Company pursuant to Section 8.

    “Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 8(g)(i) and Section 8(g)(ii).

    “Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any share of Perpetual Preferred Stock pursuant to Section 8, calculated pursuant to Section 8(d).

    “Fundamental Change Repurchase Right” has the meaning set forth in Section 8(a).

    “Holder” means a person in whose name any Perpetual Preferred Stock is registered on the Registrar’s books.
“Indebtedness” has the meaning set forth for such term in the Credit Agreement.

    “Initial Fundamental Change Notice” has the meaning set forth in Section 8(e).

“Initial Issue Date” means the Initial Closing Date (as defined in the Purchase Agreement).

    “Initial Liquidation Preference” means one thousand dollars ($1,000.00) per share of Perpetual Preferred Stock.

“IRS” has the meaning set forth in Section 11(b)(ii).

“Issue Date” means, with respect to any share of Perpetual Preferred Stock, the date of issuance of such share of Perpetual Preferred Stock.

    “Liquidation Event” has the meaning set forth in Section 6(a).

    “Liquidation Junior Stock” means any class or series of the Company’s stock, the terms of which would result in such class or series ranking junior to the Perpetual Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation Junior Stock includes the Common Stock. For the avoidance of doubt, Liquidation Junior Stock will not include any securities of the Company’s Subsidiaries.

    “Liquidation Parity Stock” means any class or series of the Company’s stock (other than the Perpetual Preferred Stock), the terms of which would result in such class or series ranking equally with the Perpetual Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Parity Stock will not include any securities of the Company’s Subsidiaries.

    “Liquidation Preference” means, with respect to any share of Perpetual Preferred Stock, as of any time of determination, an amount equal to the Initial Liquidation Preference per share of Perpetual Preferred Stock plus any Accrued Dividends of such share of Perpetual Preferred Stock as of the time of determination.

    “Liquidation Senior Stock” means any class or series of the Company’s stock, the terms of which would result in such class or series ranking senior to the Perpetual Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Senior Stock will not include any securities of the Company’s Subsidiaries.

    “LTM EBITDA” has the meaning set forth for such term in the Credit Agreement, provided that any increase to LTM EBITDA as a result of an adjustment pursuant to clause 1(g) of the definition of Consolidated EBITDA (as defined in the Credit Agreement) shall be disregarded to the extent that such adjustment would otherwise result in the amount of such adjustment exceeding 25% of LTM EBITDA.

“Majority Holders” has the meaning set forth in Section 9(a)(i).

“Market Disruption Event” means any of the following events: any material suspension of, or limitation imposed on, trading of the Common Stock by the Relevant Exchange during the one-hour period prior to the close of trading for the regular trading session on the Relevant

Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange.

“Mirror Preferred Stock” means a series of perpetual preferred stock issued by the Distributed Entity and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Perpetual Preferred Stock, except that the Liquidation Preference thereof will be determined as provided herein.

“Non-Cash Dividend” has the meaning set forth in Section 5(b)(ii).

    “Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of the Company.

    “Paying Agent” has the meaning set forth in Section 3(f)(i).

“Permitted Accrued Dividends” means, as of any time of determination, in respect of any share of Perpetual Preferred Stock, all Permitted Dividend Accruals which have been added to the Liquidation Preference pursuant to Section 5(b)(i) of such share of Perpetual Preferred Stock to the extent not paid pursuant to Section 5(d) prior to the time of determination.

    “Perpetual Preferred Stock” has the meaning set forth in Section 3(a).
“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.

    “Physical Certificate” means any certificate (other than an Electronic Certificate) evidencing any share(s) of Perpetual Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.

“Purchase Agreement” means that certain Securities Purchase Agreement by and between the Company and BCP Helios Aggregator L.P. dated as of August 10, 2021, as may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Purchaser Parties” means the Purchaser and each Permitted Transferee (as defined in the Purchase Agreement) of a Purchaser to whom shares of Perpetual Preferred Stock are transferred pursuant to Section 4.2 of the Purchase Agreement or Common Stock issued under the Purchase Agreement.

“Purchaser” has the meaning set forth in each Purchase Agreement.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Perpetual Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Perpetual Preferred Stock or Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.
    “Redemption” has the meaning set forth in Section 7(a).

    “Redemption Date” means the date fixed, pursuant to Section 7(b), for the settlement of the repurchase of the Perpetual Preferred Stock by the Company pursuant to a Redemption.

    “Redemption Notice” has the meaning set forth in Section 7(d).

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 7(d).

“Redemption Price” means the consideration payable by the Company to repurchase any share of Perpetual Preferred Stock upon its Redemption, calculated pursuant to Section 7(c).

    “Register” has the meaning set forth in Section 3(f)(ii).

    “Registrar” has the meaning set forth in Section 3(f)(i).

    “Regular Dividend Payment Date” means, with respect to any share of Perpetual Preferred Stock, each March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2021 (or beginning on such other date specified in the Certificate evidencing such share).

    “Regular Dividend Period” means each period from, and including, a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period for a share of Perpetual Preferred Stock, from, and including, the Issue Date of such share) to, but excluding, the next Regular Dividend Payment Date.

“Regular Dividend Rate” means: (a) the Cash Regular Dividend Rate payable in cash; (b) the Accrued Regular Dividend Rate payable in-kind by accretion to the Liquidation Preference pursuant to Section 5(b)(i); (c) to the extent and during the period with respect to which the Default Dividend Rate applies pursuant to Section 5(b)(i) or Section 8(b), the Default

Dividend Rate; or (d) if there are Default Accrued Dividends on the applicable Regular Dividend Record Date, the Default Dividend Rate.

    “Regular Dividend Record Date” has the following meaning: (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th; and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st.

    “Regular Dividends” has the meaning set forth in Section 5(a)(i).

    “Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit B.

    “Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

    “SEC” means the U.S. Securities and Exchange Commission.

    “Securities Act” means the U.S. Securities Act of 1933, as amended.

    “Security” means any Perpetual Preferred Stock.

“Share Agent” means the Transfer Agent or any Registrar or Paying Agent.

“Spin-Off Exchange Offer” has the meaning set forth in Section 10(a).

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

    “Trading Day” means a day (a) during which trading in the Common Stock generally occurs on The Nasdaq Global Market or, if the Common Stock is not listed on The Nasdaq

Global Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading (the “Relevant Exchange”) and (b) on which there has not occurred a Market Disruption Event. If the Common Stock is not so listed or traded, Trading Day means a Business Day.

“Transfer Agent” means Computershare Trust Company, N.A. or its successor.

    “Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:
(a)such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;
(b)such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and
(c)(i) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; and (ii) the Company has received such certificates or other documentation or evidence as the Company may reasonably require to determine that the Holder, holder or beneficial owner of such Security is not, and has not been during the immediately preceding three (3) months, an Affiliate of the Company.
“Unrepurchased Shares” has the meaning set forth in Section 8(b).

“VWAP” means for the Common Stock as of any Trading Day, the per share volume-weighted average price for such security as displayed under the heading “Bloomberg VWAP” on Bloomberg page ARRY US Equity (or its equivalent successor if such page is not available) in respect of the period from 9:30:01 a.m. to 4:00:00 p.m., New York City time, on such Trading Day or, if no weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the principal market maker for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the “VWAP” of such security on such date shall be the fair market value as mutually determined by the Company and the Purchaser; provided that all such determinations are to be equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Common

Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction during the applicable calculation period.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 2.Rules of Construction. For purposes of this Certificate of Designations:
(a)“or” is not exclusive;
(b)“including” means “including without limitation”;
(c)“will” expresses a command;
(d)words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;
(e)“herein,” “hereof” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;
(f)references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and
(g)the exhibits, schedules and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.
Section 3.The Perpetual Preferred Stock.
(a)Designation; Par Value. A series of stock of the Company titled the “Series A Perpetual Preferred Stock” (the “Perpetual Preferred Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company. The par value of the Perpetual Preferred Stock is $0.001 per share.
(b)Number of Authorized Shares. The total authorized number of shares of Perpetual Preferred Stock is five hundred thousand (500,000); provided, however that, by resolution of the Board of Directors, the total number of authorized shares of Perpetual Preferred Stock may be increased or reduced to a number that is not less than the number of shares of Perpetual Preferred Stock then outstanding.
(c)Form, Dating and Denominations.
(i)Form and Date of Certificates Evidencing Perpetual Preferred Stock. Each Certificate evidencing any Perpetual Preferred Stock will (1) be substantially in the form set forth in Exhibit A and (2) bear the legends required by Section 3(g) and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the depositary.
(ii)Electronic Certificates; Physical Certificates. The Perpetual Preferred Stock will be originally issued initially in the form of one or more Electronic Certificates. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures, subject to Section 3(h).
(iii)Electronic Certificates; Interpretation. For purposes of this Certificate of Designations, (1) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (2) any legend or other notation that is required to be included on a Certificate will be deemed to be affixed to any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (3) any reference in this Certificate of Designations to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book entry representing such Electronic Certificate in the name of the applicable Holder; (4) upon satisfaction of any applicable requirements of the General Corporation Law of the State of Delaware, the Certificate of Incorporation and the Bylaws of the Company, and, if applicable, any related requirements of the Transfer Agent, in each case, for the issuance of Perpetual Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and, if applicable, countersigned by the Transfer Agent.
(iv)Appointment of Depositary. If any Perpetual Preferred Stock is admitted to the book-entry clearance and settlement facilities of any electronic depositary, then, notwithstanding anything to the contrary in this Certificate of Designations, each reference in this Certificate of Designation to the delivery of, or payment on, any such Perpetual Preferred Stock, or the delivery of any related notice or demand, will be deemed to be satisfied to the extent the applicable procedures of such depositary governing such delivery or payment, as applicable, are satisfied.
(v)No Bearer Certificates; Denominations. The Perpetual Preferred Stock will be issued only in registered form and only in whole numbers of shares.
(vi)Registration Numbers. Each Certificate evidencing any share of Perpetual Preferred Stock will bear a unique registration number that is not affixed to any other Certificate evidencing any other then-outstanding shares of Perpetual Preferred Stock.
(d)Execution, Countersignature and Delivery.
(i)Due Execution by the Company. At least two (2) duly authorized Officers will sign each Certificate evidencing any Perpetual Preferred Stock on behalf of the Company by manual, facsimile or electronic signature. The validity of any Perpetual Preferred Stock will not be affected by the failure of any Officer whose signature is on any Certificate evidencing such Perpetual Preferred Stock to hold, at the time such

Certificate is countersigned by the Transfer Agent, the same or any other office at the Company.
(ii)Countersignature by Transfer Agent. No Certificate evidencing any share of Perpetual Preferred Stock is valid until such Certificate is countersigned by the Transfer Agent (for the avoidance of doubt, any Electronic Certificate in electric book entry maintained by the Company is valid without being countersigned by the Transfer Agent). Each Certificate will be deemed to be duly countersigned only when an authorized signatory of the Transfer Agent (or a duly appointed agent thereof) signs (by manual, facsimile or electronic signature) the countersignature block set forth in such Certificate.
(e)Method of Payment; Delay When Payment Date is Not a Business Day.
(i)Method of Payment.
(1)Electronic Certificates. The Company will pay (or cause the Paying Agent to pay) all cash amounts due on any Perpetual Preferred Stock evidenced by an Electronic Certificate, out of funds legally available therefor, by wire transfer of immediately available funds.
(2)Physical Certificates. The Company will pay (or cause the Paying Agent to pay) all cash amounts due on any Perpetual Preferred Stock evidenced by a Physical Certificate, out of funds legally available therefor, as follows:
(A)if the aggregate Liquidation Preference of the shares of Perpetual Preferred Stock evidenced by such Physical Certificate is at least five million dollars ($5,000,000.00) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Perpetual Preferred Stock entitled to such cash Dividend or amount has delivered to the Paying Agent, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and
(B)in all other cases, by check mailed to the address of such Holder set forth in the Register.
To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared cash Dividend due on a Dividend Payment Date for the Perpetual Preferred Stock, the related Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.
(ii)Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any Perpetual Preferred Stock as provided in this Certificate of

Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”
(f)Transfer Agent, Registrar and Paying Agent.
(i)Generally. The Company designates its principal U.S. executive offices, and any office of the Transfer Agent in the continental United States, as an office or agency where Perpetual Preferred Stock may be presented for (1) registration of transfer or for exchange (the “Registrar”); and (2) payment (the “Paying Agent”). At all times when any Perpetual Preferred Stock is outstanding, the Company will maintain an office in the continental United States constituting the Registrar and Paying Agent.
(ii)Maintenance of the Register. The Company will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of shares of Perpetual Preferred Stock held by each Holder and the transfer, exchange, repurchase and Redemption of the Perpetual Preferred Stock. Absent manifest error, the entries in the Register will be conclusive and the Company and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will promptly provide a copy of the Register to any Holder upon its request.
(iii)Subsequent Appointments. By notice to each Holder, the Company may, at any time, appoint any Person (including any Subsidiary of the Company) to act as Registrar or Paying Agent.
(iv)If the Company or any of its Subsidiaries acts as Paying Agent, then (1) it will segregate for the benefit of the Holders all money and other property held by it as Paying Agent; and (2) references in this Certificate of Designations to the Paying Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent, in each case, for payment or delivery to any Holders or with respect to the Perpetual Preferred Stock, will be deemed to refer to cash or other property so segregated, or to the segregation of such cash or other property, respectively.
(g)Legends.
(i)Restricted Stock Legend.
(1)Each Certificate evidencing any share of Perpetual Preferred Stock that is a Transfer-Restricted Security will bear the Restricted Stock Legend.

(2)If any share of Perpetual Preferred Stock is issued in exchange for or in substitution of, any other share(s) of Perpetual Preferred Stock (such other share(s) being referred to as the “old share(s)” for purposes of this Section 3(g)(i)(2)), including pursuant to Section 3(i) or 3(k), then the Certificate evidencing such share will bear the Restricted Stock Legend if the Certificate evidencing such old share(s) bore the Restricted Stock Legend at the time of such exchange or substitution; provided, however, that the Certificate evidencing such share need not bear the Restricted Stock Legend if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution.
(ii)Other Legends. The Certificate evidencing any share of Perpetual Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law, by the rules of any applicable depositary for the Perpetual Preferred Stock or by any securities exchange or automated quotation system on which such Perpetual Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate.
(iii)Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any share of Perpetual Preferred Stock evidencing by a Certificate bearing any legend required by this Section 3(g) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.
(h)Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.
(i)Provisions Applicable to All Transfers and Exchanges.
(1)Generally. Subject to this Section 3(h), Perpetual Preferred Stock evidenced by any Certificate may be transferred or exchanged from time to time and the Company will cause the Registrar to record each such transfer or exchange in the Register.
(2)No Services Charge; Transfer Taxes. The Company and the Share Agents will not impose any service charge on any Holder for any transfer or exchange of any Perpetual Preferred Stock, but the Company, the Transfer Agent and the Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or exchange of Perpetual Preferred Stock, other than exchanges pursuant to Section 3(i) or Section 3(q) not involving any transfer (and; provided, that any such taxes or charges incurred in connection with the original issuance of the Perpetual Preferred Stock shall be paid and borne by the Company).
(3)No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designations, all transfers or exchanges of Perpetual Preferred Stock must be in an amount representing a whole number of shares of Perpetual Preferred Stock, and no fractional share of Perpetual Preferred Stock may be transferred or exchanged.

(4)Legends. Each Certificate evidencing any share of Perpetual Preferred Stock that is issued upon transfer of, or in exchange for, another share of Perpetual Preferred Stock will bear each legend, if any, required by Section 3(g).
(5)Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Perpetual Preferred Stock, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.
(6)Exchanges to Remove Transfer Restrictions. For the avoidance of doubt, and subject to the terms of this Certificate of Designations, as used in this Section 3(h), an “exchange” of a Certificate includes an exchange effected for the sole purpose of removing any Restricted Stock Legend affixed to such Certificate.
(7)    Tax Related Transfer Restrictions. Notwithstanding anything to the contrary in this Certificate of Designations, the Perpetual Preferred Stock may only be sold, exchanged or otherwise transferred to a Person that is (i) a “United States person” within the meaning of Section 7701(a)(30) of the Code (ii) a “foreign government” eligible for and claiming the benefits of an exemption from taxation under Section 892 of the Code (including a 0% rate of withholding with respect to U.S.-source dividends), or (iii) a “withholding foreign partnership” (within the meaning of Treasury Regulations Section 1.1441-5(c)(2)) that has assumed primary responsibility for withholding under chapters 3 and 4 of the Code, information reporting under chapter 61 of the Code, backup withholding under Section 3406 of the Code, and/or withholding under other provisions of the Code.
(ii)Transfers and Exchanges of Perpetual Preferred Stock.
(1)Subject to this Section 3(h), a Holder of any Perpetual Preferred Stock evidenced by a Certificate may (x) transfer any whole number of shares of such Perpetual Preferred Stock to one or more other Person(s); and (y) exchange any whole number of shares of such Perpetual Preferred Stock for an equal number of shares of Perpetual Preferred Stock evidenced by one or more other Certificates; provided, however, that, to effect any such transfer or exchange, such Holder must, if such Certificate is a Physical Certificate, surrender such Physical Certificate to the office of the Transfer Agent or the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Transfer Agent or the Registrar.
(2)Upon the satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any whole number of shares of a Holder’s Perpetual Preferred Stock evidenced by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)(2)):

(A)such old Certificate will be promptly cancelled pursuant to Section 3(m);
(B)if fewer than all of the shares of Perpetual Preferred Stock evidenced by such old Certificate are to be so transferred or exchanged, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(d), one or more Certificates that (x) each evidence a whole number of shares of Perpetual Preferred Stock and, in the aggregate, evidence a total number of shares of Perpetual Preferred Stock equal to the number of shares of Perpetual Preferred Stock evidenced by such old Certificate not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(g);
(C)in the case of a transfer to a transferee, the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(d), one or more Certificates that (x) each evidence a whole number of shares of Perpetual Preferred Stock and, in the aggregate, evidence a total number of shares of Perpetual Preferred Stock equal to the number of shares of Perpetual Preferred Stock to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 3(g); and
(D)in the case of an exchange, the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(d), one or more Certificates that (x) each evidence a whole number of shares of Perpetual Preferred Stock and, in the aggregate, evidence a total number of shares of Perpetual Preferred Stock equal to the number of shares of Perpetual Preferred Stock to be so exchanged; (y) are registered in the name of the Person to whom such old Certificate was registered; and (z) bear each legend, if any, required by Section 3(g).
(iii)Transfers of Shares Subject to Redemption or Repurchase. Notwithstanding anything to the contrary in this Certificate of Designations, the Company, the Transfer Agent and the Registrar will not be required to register the transfer of or exchange any share of Perpetual Preferred Stock that has been called for Redemption or is subject to a repurchase pursuant to Section 8.
(i)Exchange and Cancellation of Perpetual Preferred Stock to Be Repurchased Pursuant to Section 8.
(i)Partial Repurchases of Physical Certificates Pursuant to Section 8. If fewer than all of the shares of Perpetual Preferred Stock evidenced by a Physical Certificate (such Physical Certificate being referred to as the “old Physical Certificate” for purposes of this Section 3(i)(i)) are to be repurchased pursuant to Section 8 or a

Redemption, then, as soon as reasonably practicable after such Physical Certificate is surrendered for such repurchase, the Company will cause such Physical Certificate to be exchanged, pursuant and subject to Section 3(h), for (1) one or more Physical Certificates that each evidence a whole number of shares of Perpetual Preferred Stock and, in the aggregate, evidence a total number of shares of Perpetual Preferred Stock equal to the number of shares of Perpetual Preferred Stock evidenced by such old Physical Certificate that are not to be so repurchased, and deliver such Physical Certificate(s) to such Holder; and (2) a Physical Certificate evidencing a whole number of shares of Perpetual Preferred Stock equal to the number of shares of Perpetual Preferred Stock evidenced by such old Physical Certificate that are to be so repurchased, which Physical Certificate will be repurchased pursuant to the terms of this Certificate of Designations; provided, however, that the Physical Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such repurchase are deemed to cease to be outstanding pursuant to Section 3(o).
(ii)Cancellation of Perpetual Preferred Stock that Is Repurchased Pursuant to Section 8. If shares of Perpetual Preferred Stock evidenced by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(i)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(i)(ii)) are to be repurchased pursuant to Section 8 or a Redemption, then, promptly after the later of the time such Perpetual Preferred Stock is deemed to cease to be outstanding pursuant to Section 3(o) and the time such old Certificate is surrendered for such repurchase, (1) such old Certificate will be cancelled pursuant to Section 3(m); and (2) in the case of a partial repurchase, the Company will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(d), one or more Certificates that (x) each evidence a whole number of shares of Perpetual Preferred Stock and, in the aggregate, evidence a total number of shares of Perpetual Preferred Stock equal to the number of shares of Perpetual Preferred Stock evidenced by such old Certificate that are not to be so repurchased; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(g).
(j)Status of Retired or Treasury Shares. Upon any share of Perpetual Preferred Stock ceasing to be outstanding, such share will be deemed, automatically and without any further action of the Board of Directors, to be retired and to resume the status of an authorized and unissued share of preferred stock of the Company, and such share cannot thereafter be reissued as Perpetual Preferred Stock.
(k)Replacement Certificates. If a Holder of any Perpetual Preferred Stock claims that the Certificate(s) evidencing such Perpetual Preferred Stock have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(c), a replacement Certificate evidencing such Perpetual Preferred Stock upon surrender to the Company or the Transfer Agent of such mutilated Certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Company. In the case of a lost, destroyed or wrongfully taken Certificate evidencing Perpetual

Preferred Stock, the Company and the Transfer Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced. Every replacement Certificate evidencing Perpetual Preferred Stock issued pursuant to this Section 3(k) will, upon such replacement, be deemed to be evidence of outstanding Perpetual Preferred Stock, entitled to all of the benefits of this Certificate of Designations equally and ratably with all other Perpetual Preferred Stock then outstanding.
(l)Registered Holders. Only the Holder of any share of Perpetual Preferred Stock will have rights under this Certificate of Designations as the owner of such share of Perpetual Preferred Stock.
(m)Cancellation. The Company may at any time cancel Certificates or deliver Certificates evidencing Perpetual Preferred Stock, if any, to the Transfer Agent for cancellation. The Registrar and the Paying Agent will forward to the Transfer Agent each share of Perpetual Preferred Stock duly surrendered to them for transfer, exchange or payment. The Company will cause the Transfer Agent to promptly cancel all Certificates evidencing shares of Perpetual Preferred Stock so surrendered to it in accordance with its customary procedures.
(n)Shares Held by the Company or its Subsidiaries. Without limiting the generality of Section 3(j) and Section 3(o), in determining whether the Holders of the required number of outstanding shares of Perpetual Preferred Stock have concurred in any direction, waiver or consent, shares of Perpetual Preferred Stock owned by the Company or any of its Subsidiaries will be deemed not to be outstanding.
(o)Outstanding Shares.
(i)Generally. The shares of Perpetual Preferred Stock that are outstanding at any time will be deemed to be those shares indicated as outstanding in the Register (absent manifest error), excluding those shares of Perpetual Preferred Stock that have theretofore been (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(m); (2) paid in full upon their repurchase pursuant to Section 8 or a Redemption in accordance with this Certificate of Designations; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii), (iii) or (iv) of this Section 3(o).
(ii)Replaced Shares. If any Certificate evidencing any share of Perpetual Preferred Stock is replaced pursuant to Section 3(k), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Company receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.
(iii)Shares to Be Repurchased Pursuant to a Redemption. If, on a Redemption Date, the Paying Agent holds cash consideration in an amount that is sufficient to pay the aggregate Redemption Price due on such date, then (unless there occurs a default in the payment of the Redemption Price) (1) the Perpetual Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(c)); and (2) the rights of the Holders of such Perpetual Preferred Stock, as such, will terminate with respect to such Perpetual Preferred Stock, other than the right to receive the Redemption Price as provided in Section 7 (and, if applicable, declared Dividends as provided in Section 5(c)).
(iv)Shares to Be Repurchased Pursuant to Section 8. If, on a Fundamental Change Repurchase Date, the Paying Agent holds cash consideration in an amount that is sufficient to pay the aggregate Fundamental Change Repurchase Price due on such date, then (unless there occurs a default in the payment of the Fundamental Change Repurchase Price) (1) the Perpetual Preferred Stock to be repurchased on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(c)); and (2) the rights of the Holders of such Perpetual Preferred Stock, as such, will terminate with respect to such Perpetual Preferred Stock, other than the right to receive the Fundamental Change Repurchase Price as provided in Section 8 (and, if applicable, declared Dividends as provided in Section 5(c)).
(p)Repurchases by the Company and its Subsidiaries. Without limiting the generality of Section 3(m) and the next sentence, the Company and its Subsidiaries may, from time to time, repurchase Perpetual Preferred Stock in open market purchases or in negotiated transactions; without delivering prior notice to Holders. The Company will promptly cancel or deliver to the Transfer Agent for cancellation all Perpetual Preferred Stock that the Company or any of its Subsidiaries have purchased or otherwise acquired.
(q)Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 9, if any amendment, supplement or waiver to the Certificate of Incorporation (including this Certificate of Designations) changes the terms of any Perpetual Preferred Stock, then the Company may, in its discretion, require the Holder of the Certificate evidencing such Perpetual Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Perpetual Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case, in accordance with Section 3(c), a new Certificate evidencing such Perpetual Preferred Stock that reflects the changed terms. The failure to make any appropriate notation or issue a new Certificate evidencing any Perpetual Preferred Stock pursuant to this Section 3(q) will not impair or affect the validity of such amendment, supplement or waiver.
Section 4.Ranking. The Perpetual Preferred Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends; and (ii) Liquidation Junior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends; and (ii) Liquidation Parity Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; and (c) junior to (i) Dividend Senior Stock with respect to the payment of dividends; and (ii) Liquidation Senior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

Section 5.Dividends.
(a)Regular Dividends.
(i)Accumulation and Payment of Regular Dividends. The Perpetual Preferred Stock will accumulate cumulative dividends at a rate per annum equal to the Regular Dividend Rate on the Liquidation Preference (including, for the avoidance of doubt, any Accrued Dividends added to the Liquidation Preference pursuant to Section 5(b)(i)) thereof (calculated in accordance with Section 5(a)(ii)), regardless of whether or not declared or funds are legally available for their payment (such dividends that accumulate on the Perpetual Preferred Stock pursuant to this sentence, “Regular Dividends”). Subject to the other provisions of this Section 5 (including, for the avoidance of doubt, Section 5(b)(i)), such Regular Dividends will be due and payable quarterly in arrears on each Regular Dividend Payment Date. When, as and if declared by the Board of Directors, such Regular Dividends will be paid in cash on the next Regular Dividend Payment Date, to the Holders as of the Close of Business on the immediately preceding Regular Dividend Record Date. Notwithstanding anything to the contrary contained herein, any Regular Dividend declared by the Board of Directors with respect to the Perpetual Preferred Stock will be paid in cash. Regular Dividends on the Perpetual Preferred Stock will accumulate daily from, and including, the last date on which Regular Dividends have been paid (or, if no Regular Dividends have been paid, from, and including, the Issue Date) to, but excluding, the next Regular Dividend Payment Date.
(ii)Computation of Accumulated Regular Dividends. Accumulated Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Perpetual Preferred Stock will accrue on the Liquidation Preference (plus any accrued and unpaid dividends in respect of the Perpetual Preferred Stock, whether or not declared (and including, for the avoidance of doubt, any Accrued Dividends added to the Liquidation Preference pursuant to Section 5(b)(i)) of such share as of immediately before the Close of Business on the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the Issue Date of such share).
(b)Calculation of Regular Dividends.
(i)Generally. With respect to any Regular Dividend Payment Date on or prior to the five (5) year anniversary of the Initial Issue Date, (I) the Company may elect to declare a portion of a Regular Dividend and pay such portion in cash at the then-applicable Cash Regular Dividend Rate and accrue the remainder as a Permitted Dividend Accrual (as defined below) and (II) (1) to the extent any Regular Dividend is declared, it will be paid in cash, out of funds legally available therefor, at the then-applicable Cash Regular Dividend Rate and (2) to the extent any Regular Dividend is not declared and paid in cash, such Regular Dividend shall accrue at the Accrued Regular Dividend Rate, in which case the dollar amount (expressed as an amount per share of Perpetual Preferred Stock) of each Regular Dividend on the Perpetual Preferred Stock (whether or not declared) that has accumulated on the Perpetual Preferred Stock in respect of the Regular Dividend Period ending on, but excluding, a Regular Dividend Payment Date, will be added, effective immediately before the Close of Business on the related Regular Dividend Payment Date, to the Liquidation Preference of each share of Perpetual Preferred Stock outstanding as of such time (it being understood that such addition will occur automatically, without the need for any action on the part of the Company or any other Person) (such addition described in this clause (b)(II)(2), a “Permitted Dividend Accrual”). With respect to any Regular Dividend Payment Date after the five (5) year anniversary of the Initial Issue Date, Regular Dividends shall only be payable in cash, out of funds legally available therefor, at the then-applicable Cash Regular Dividend Rate, and only when and if declared by the Board of Directors; provided that, to the extent that the Board of Directors fails to declare any such Regular Dividends and pay in cash, such Regular Dividend shall accrue at the then-applicable Default Dividend Rate, in which case the dollar amount (expressed as an amount per share of Perpetual Preferred Stock) of each Regular Dividend on the Perpetual Preferred Stock (whether or not declared) that has accumulated on the Perpetual Preferred Stock at the then-applicable Default Dividend Rate in respect of the Regular Dividend Period ending on, but excluding, a Regular Dividend Payment Date, will be added, effective immediately before the Close of Business on the related Regular Dividend Payment Date, to the Liquidation Preference of each share of Perpetual Preferred Stock outstanding as of such time (it being understood that such addition will occur automatically, without the need for any action on the part of the Company or any other Person) (such addition described in this proviso, a “Default Dividend Accrual”).
(ii)Default. If there are any Default Accrued Dividends for at least six consecutive Regular Dividend Periods, if requested by a Holder, the Company shall, subject to approval of the Company’s stockholders to the extent required (subject to the last sentence of this Section 5(b)(ii)), cause to be paid 100% (or such lesser amount specified by such Holder) of the amount of Default Accrued Dividends by delivering to the Holder a number of shares of Common Stock equal to the quotient of (x) the amount of Default Accrued Dividends (or such lesser amount specified by such Holder), divided by (y) 95% of the average VWAP of the Common Stock over the preceding 30 Trading Days ending on the Trading Day immediately prior to date of such Holder’s request, rounded up to the nearest whole share of Common Stock (such dividend, a “Non-Cash Dividend”). Any Non-Cash Dividend declared and paid in accordance with this Section 5(b)(ii) shall reduce, on a dollar-for-dollar basis, the amount of Default Accrued Dividends. To the extent the issuance of such shares of Common Stock to a Holder pursuant to this Section 5(b)(ii) would require approval of the stockholders of the Company pursuant to the rules and listing standards of the Nasdaq Global Market (or following the date hereof, the principal other national securities exchange if the Company’s Common Stock ceases to be listed on the Nasdaq Global Market but is listed on another national securities exchange), the Company shall use reasonable best efforts to obtain such stockholder approval as promptly as practicable and cause such shares of Common Stock to be issued as promptly as practicable following such stockholder approval.

(c)Treatment of Dividends Upon Redemption or Repurchase Pursuant to Section 8. If the Redemption Date or Fundamental Change Repurchase Date of any share of Perpetual Preferred Stock is after a Record Date for a declared Dividend on the Perpetual Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled to receive, on or, at the Company’s election, prior to the applicable Redemption Date or Fundamental Change Repurchase Date, such declared Dividend on such share.
(d)Payment of Accrued Dividends. The Company shall be entitled to declare and pay in cash all or any part of the Accrued Dividends on subsequent Regular Dividend Payment Dates, and following such cash payment, such amounts shall no longer be deemed Accrued Dividends.
(e)Priority of Dividends. After the five (5) year anniversary of the Initial Issue Date, (i) no dividend shall be declared or paid on any Dividend Junior Stock (other than a dividend payable solely in shares of Dividend Junior Stock), and (ii) no Dividend Junior Stock or Parity Dividend Stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly, unless at such time there are no Default Accrued Dividends and no Unrepurchased Shares outstanding. Notwithstanding the foregoing, the Company may:
(i)purchase, redeem or otherwise acquire shares of Dividend Junior Stock in connection with any employment contract, benefit plan or other similar arrangement approved by the Board of Directors with or for the benefit of current or former employees, officers, directors or consultants;
(ii)declare any dividend on, make any distributions related to, or redeem, repurchase, acquire or make a liquidation payment relating to, any Dividend Parity Stock or Dividend Junior Stock as a result of an exchange or conversion of any class or series of Dividend Parity Stock or Dividend Junior Stock for any other class or series of Dividend Parity Stock (in the case of Dividend Parity Stock) or Dividend Junior Stock (in the case of Dividend Parity Stock or Dividend Junior Stock);
(iii)purchase fractional interests in shares of Dividend Parity Stock or Dividend Junior Stock pursuant to the conversion or exchange provisions of such Dividend Parity Stock or Dividend Junior Stock or the security being converted or exchanged;
(iv)pay any dividend in respect of Dividend Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;
(v)distribute Dividend Junior Stock or rights to purchase Dividend Junior Stock; or
(vi)pay any dividend in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan.

Section 6.Rights Upon Liquidation, Dissolution or Winding Up.
(a)Generally. If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily (any such event, a “Liquidation Event”), then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, each share of Perpetual Preferred Stock will entitle the Holder thereof to receive payment of the amount set forth in clause (i) below out of the Company’s assets or funds legally available for distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:
(i)the greater of (I) the Liquidation Preference of such share, plus accrued and unpaid dividends in respect of such share through but not including the date of liquidation, whether or not declared (and including, for the avoidance of doubt, any Accrued Dividends added to the Liquidation Preference pursuant to Section 5(b)(i)) and (II) an amount in cash equal to the sum of (x) 130.0% of the Initial Liquidation Preference (for the avoidance of doubt, excluding any Accrued Dividends) of such share, minus (y) the cumulative amount of cash dividends paid in respect of such share prior to such payment, in each case of (I) and (II), net of amounts actually paid in cash, if any, prior to the Liquidation Event pursuant to Section 8.
    Upon payment of such amount in full on the outstanding Perpetual Preferred Stock, Holders of the Perpetual Preferred Stock will have no rights to the Company’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Perpetual Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, such assets or funds will be distributed ratably on the outstanding shares of Perpetual Preferred Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled.
(b)Certain Business Combination Transactions Deemed Not to Be a Liquidation. For purposes of Section 6(a), the Company’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Company’s assets (other than a sale, lease or other transfer in connection with the Company’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute the Company’s liquidation, dissolution or winding up, even if, in connection therewith, the Perpetual Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.
Section 7.Right of the Company to Redeem the Perpetual Preferred Stock.
(a)Right to Redeem. Subject to the terms of this Section 7, the Company has the right, at its election, to repurchase, by irrevocable, written notice to each Holder, all or any portion (but in no less than $200,000,000.00 increments based on the Liquidation Preference of the shares of Perpetual Preferred Stock to be repurchased as of the date of the Redemption Notice (or such lesser amount to the extent the Redemption Notice relates to all of the outstanding shares of the Perpetual Preferred Stock)) of the then-outstanding shares of Perpetual Preferred Stock, at any time, on a Redemption Date, out of funds legally available therefor, for a cash purchase price equal to the Redemption Price (each such redemption, a “Redemption”).
(b)Redemption Date. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than thirty (30), nor less than ten (10) Business Days after the Redemption Notice Date for such Redemption.
(c)Redemption Price. The Redemption Price for any share of Perpetual Preferred Stock to be repurchased pursuant to a Redemption is the greater of (i) the Liquidation Preference of such share, plus accrued and unpaid dividends in respect of such share through but not including the Redemption Date, whether or not declared (and including, for the avoidance of doubt, any Accrued Dividends added to the Liquidation Preference pursuant to Section 5(b)(i)) and (ii) an amount in cash equal to the sum of (x) 130.0% of the Initial Liquidation Preference (for the avoidance of doubt, excluding any Accrued Dividends) of such share, minus (y) (i) the cumulative amount of cash dividends paid in respect of such share prior to the Redemption Date for such Redemption and (ii) any amounts of cash paid to the Holder in respect of such share on the Redemption Date pursuant to Section 5(c).
(d)Redemption Notice. To call any share of Perpetual Preferred Stock for Redemption, the Company must send to the Holder of such share a notice of such Redemption (a “Redemption Notice”), which Redemption Notice must state:
(i)that such share has been called for Redemption;
(ii)the Redemption Date for such Redemption;
(iii)the aggregate number of shares subject to Redemption;
(iv)the number of such Holder’s shares subject to Redemption;
(v)the Redemption Price per share of Perpetual Preferred Stock to be redeemed from such Holder;
(vi)if the Redemption Date is after a Record Date for a declared Dividend on the Perpetual Preferred Stock and on or before the next Dividend Payment Date, that such Dividend will be paid in accordance with Section 5(c); and
(vii)the name and address of the Transfer Agent, as well as instructions whereby the Holder may surrender such share to the Transfer Agent.
(e)Payment of the Redemption Price. The Company will cause the Redemption Price for each share of Perpetual Preferred Stock subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date.
(f)Partial Redemption. In case of Redemption of less than all then-outstanding shares of Perpetual Preferred Stock, the shares to be redeemed by the Company shall be allocated among all Holders pro rata on the basis of the aggregate Liquidation Preference of the shares of Perpetual Preferred Stock owned by each such Holder.
Section 8.Right of Holders to Require the Company to Repurchase Perpetual Preferred Stock upon a Fundamental Change.
(a)Fundamental Change Repurchase Right. Subject to the other terms of this Section 8, including the immediately following sentence, if a Fundamental Change occurs, then each Holder may require the Company to repurchase (the “Fundamental Change Repurchase Right”) all, or any whole number of shares that is less than all, of such Holder’s Perpetual Preferred Stock on the Fundamental Change Repurchase Date for such Fundamental Change, out of funds legally available therefor, for a cash purchase price equal to the Fundamental Change Repurchase Price. If a Fundamental Change of the type specified in clause (c) or clause (d) of the definition thereof occurs, each Holder shall be deemed to have automatically exercised its Fundamental Change Repurchase Right immediately prior to the occurrence of such Fundamental Change.
(b)Funds Legally Available for Payment of Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions. If the Company does not have sufficient funds legally available to pay the Fundamental Change Repurchase Price of all shares of Perpetual Preferred Stock that are to be repurchased pursuant to Section 8, then the Company shall (1) pay the maximum amount of such Fundamental Change Repurchase Price that can be paid out of funds legally available for payment, which payment will be made pro rata to each Holder based on the total number of shares of Perpetual Preferred Stock of such Holder that were otherwise to be repurchased pursuant to Section 8; and (2) purchase any shares of Perpetual Preferred Stock not purchased because of the foregoing limitations at the applicable Fundamental Change Repurchase Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such shares of Perpetual Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Company fails to pay the Fundamental Change Repurchase Price in full when due in accordance with this Section 8 in respect of some or all of the shares of Perpetual Preferred Stock to be repurchased pursuant to the Fundamental Change Repurchase Right (any such shares, “Unrepurchased Shares”), the Company will pay Dividends on such shares not repurchased at the Default Dividend Rate until such shares are repurchased, payable quarterly in arrears, out of funds legally available, on each Dividend Payment Date, for the period from and including the first Dividend Payment Date or the Issue Date of such share, as applicable, upon which the Company fails to pay the Fundamental Change Repurchase Price in full when due in accordance with this Section 8 through but not including the latest of the day upon which the Company pays the Fundamental Change Repurchase Price in full in accordance with this Section 8. Notwithstanding the foregoing, in the event a Holder exercises a Fundamental Change Repurchase Right pursuant to this Section 8 at a time when the Company is restricted or prohibited (contractually or otherwise) from repurchasing some or all of the Perpetual Preferred Stock subject to the Fundamental Change Repurchase Right, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 8. The Company will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Fundamental Change (other than Fundamental Changes of the types specified in clause (c) or clause (d) of the definition thereof) unless the Company has or will have sufficient funds legally available to fully pay the maximum aggregate Fundamental Change Repurchase Price that would be payable in respect of such Fundamental Change on all shares of Perpetual Preferred Stock then outstanding.
(c)Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty (30), nor less than twenty (20), Business Days after the date the Company sends the related Final Fundamental Change Notice pursuant to Section 8(f).
(d)Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any share of Perpetual Preferred Stock to be repurchased pursuant to Section 8 following a Fundamental Change is an amount in cash equal to the Liquidation Preference of such share, plus any accrued and unpaid dividends in respect of such share through but not including the Fundamental Change Repurchase Date, whether or not declared (and including, for the avoidance of doubt, any Accrued Dividends added to the Liquidation Preference pursuant to Section 5(b)(i)) of such share at the Close of Business on the Fundamental Change Repurchase Date for such Fundamental Change (including any accumulated and unpaid Regular Dividends, whether or not declared, on such share to, but excluding, such Fundamental Change Repurchase Date). Notwithstanding the foregoing, in the event that the repurchase of shares of Perpetual Preferred Stock pursuant to this Section 8 is required as a result of a Fundamental Change of the type specified in clause (c) or clause (d) of the definition thereof, the Fundamental Change Repurchase price for any share of Perpetual Preferred Stock shall be the greater of (i) the Liquidation Preference of such share, plus accrued and unpaid dividends in respect of such share through but not including the Fundamental Change Repurchase Date, whether or not declared (and including, for the avoidance of doubt, any Accrued Dividends added to the Liquidation Preference pursuant to Section 5(b)(i)) and (ii) an amount in cash equal to the sum of (x) 130.0% of the Initial Liquidation Preference (for the avoidance of doubt, excluding any Accrued Dividends) of such share, minus (y) the cumulative amount of cash dividends paid in respect of such share prior to date of the Fundamental Change Repurchase, in each case of (i) and (ii), net of amounts actually paid in cash, if any, prior to the Fundamental Change Repurchase pursuant to Section 6.
(e)Initial Fundamental Change Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Fundamental Change (or, if later, promptly after the Company discovers that a Fundamental Change may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain the date on which the Fundamental Change is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Fundamental Change was filed) (the “Initial Fundamental Change Notice”). No later than ten (10) Business Days prior to the date on which the Company anticipates consummating the Fundamental Change as set forth in the Initial Fundamental Change Notice (or, if the Fundamental Change has already occurred as provided in the Initial Fundamental Change Notice, promptly, but no later than the tenth (10th) Business Day following receipt thereof), any Holder that desires to exercise its rights pursuant to Section 8(a) shall notify the Company in writing thereof and shall specify the number of shares of Perpetual Preferred Stock subject thereto.
(f)Final Fundamental Change Notice. If a Holder elects (or is deemed to have elected) to exercise its Fundamental Change Repurchase Right pursuant to Section 8(a), on or before the second (2nd) Business Day after the effective date of a Fundamental Change, the Company will send to each Holder a notice of such Fundamental Change (a “Final Fundamental Change Notice”). Such Final Fundamental Change Notice must state:
(i)briefly, the events causing such Fundamental Change;
(ii)the effective date of such Fundamental Change;
(iii)the procedures that a Holder must follow to require the Company to repurchase its Perpetual Preferred Stock pursuant to this Section 8, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;
(iv)the Fundamental Change Repurchase Date for such Fundamental Change;
(v)the Fundamental Change Repurchase Price per share of Perpetual Preferred Stock, including reasonable detail of the calculation thereof;
(vi)if the Fundamental Change Repurchase Date is after a Record Date for a declared Dividend on the Perpetual Preferred Stock and on or before the next Dividend Payment Date, that such Dividend will be paid in accordance with Section 5(c);
(vii)the name and address of the Transfer Agent; and
(viii)that shares of Perpetual Preferred Stock for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price.
(g)Procedures to Exercise the Fundamental Change Repurchase Right.
(i)Delivery of Fundamental Change Repurchase Notice and Shares of Perpetual Preferred Stock to Be Repurchased. To exercise its Fundamental Change Repurchase Right for any share(s) of Perpetual Preferred Stock following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:

(1)before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such share(s); and
(2)such share(s), duly endorsed for transfer (to the extent such share(s) are evidenced by one or more Physical Certificates).
(ii)Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to any share(s) of Perpetual Preferred Stock must state:
(1)if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);
(2)the number of shares of Perpetual Preferred Stock to be repurchased, which must be a whole number; and
(3)that such Holder is exercising its Fundamental Change Repurchase Right with respect to such share(s).
(iii)Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to any share(s) of Perpetual Preferred Stock may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:
(1)if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);
(2)the number of shares of Perpetual Preferred Stock to be withdrawn, which must be a whole number; and
(3)the number of shares of Perpetual Preferred Stock, if any, that remain subject to such Fundamental Change Repurchase Notice, which must be a whole number.
If any Holder delivers to the Paying Agent any such withdrawal notice withdrawing any share(s) of Perpetual Preferred Stock from any Fundamental Change Repurchase Notice previously delivered to the Paying Agent, and such share(s) have been surrendered to the Paying Agent, then such share(s) will be returned to the Holder thereof.
(h)Payment of the Fundamental Change Repurchase Price. Subject to Section 8(b), the Company will cause the Fundamental Change Repurchase Price for each share of Perpetual Preferred Stock to be repurchased pursuant to Section 8 to be paid to the Holder thereof on or before the applicable Fundamental Change Repurchase Date (or, if later in the case such share is evidenced by a Physical Certificate, the date the Physical Certificate evidencing such share is delivered to the Paying Agent).
(i)Third Party May Conduct Repurchase Offer In Lieu of the Company. Notwithstanding anything to the contrary in this Section 8, the Company will be deemed to satisfy its obligations under this Section 8 if one or more third parties conduct any repurchase pursuant to Section 8 and related offer to repurchase Perpetual Preferred Stock otherwise required by this Section 8 in a manner that would have satisfied the requirements of this Section 8 if conducted directly by the Company.
(j)Fundamental Change Agreements. The Company shall not enter into any agreement for a transaction constituting a Fundamental Change (other than Fundamental Changes of the types specified in clause (c) or clause (d) of the definition thereof) unless (i) such agreement provides for, or does not interfere with or prevent (as applicable), the exercise by the Holders of their Fundamental Change Repurchase Right in a manner that is consistent with, and gives effect to, this Section 8 and (ii) the acquiring or surviving Person in such Fundamental Change represents and covenants, in form and substance reasonably satisfactory to the Board of Directors acting in good faith, that at the closing of such Fundamental Change, such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Fundamental Change and the payment of the Fundamental Change Repurchase Price to be made in respect of shares of Perpetual Preferred Stock pursuant to this Section 8.
Section 9.Voting Rights. The Perpetual Preferred Stock will have no voting rights except as set forth in this Section 9 or as otherwise provided in the Certificate of Incorporation or required by the General Corporation Law of the State of Delaware.
(a)Voting and Consent Rights with Respect to Specified Matters.
(i)Generally. Subject to the other provisions of this Section 9(a), so long as Perpetual Preferred Stock with an aggregate Liquidation Preference equal to at least $100,000,000.00 is outstanding, each following event will require, and cannot be effected without, the affirmative vote or consent of, the Holders constituting at least a majority of the outstanding voting power of the Perpetual Preferred Stock (“Majority Holders”):
(1)any issuances or authorizations by the Company of additional shares of Perpetual Preferred Stock (other than any Delayed Draw Preferred Share pursuant to any Additional Purchase and Sale), or issuances by the Company of shares of, or other securities convertible into, Dividend Parity Stock, Liquidation Parity Stock, Dividend Senior Stock or Liquidation Senior Stock (other than the issuance of any such equity the proceeds of which are used to immediately redeem all outstanding shares of Perpetual Preferred Stock pursuant to Section 7);

(2)any entrance into, or amendment or modification of, material transactions with any Affiliate of the Company by the Company or any of its Subsidiaries, except on arms’-length terms;
(3)any incurrence by the Company or any Subsidiaries of any Indebtedness, unless the Consolidated Total Leverage Ratio would not exceed 8.5-to-1 after giving effect to such incurrence (other than the drawdowns by the Company under the Company’s current revolving credit facility); or
(4)any payment of dividends or making of distributions on shares of Dividend Junior Stock (including any spin-off or other dividend or distribution of properties, securities or any other assets), or redemptions, purchases or direct or indirect acquisitions of shares of Dividend Junior Stock or Dividend Parity Stock, by the Company, unless the Consolidated Total Leverage Ratio would not exceed 8.5-to-1 after giving effect to such dividends, distributions, redemptions, purchases or acquisitions;
provided, however, that each of the following will be deemed not to adversely affect the special rights, preferences or voting powers of the Perpetual Preferred Stock and will not require any vote or consent pursuant to Section 9(a)(i)(1) and Section 9(a)(i)(2):
(I)    any increase in the number of the authorized but unissued shares of the Company’s undesignated preferred stock; and
(II)    the creation and issuance, or increase in the authorized or issued number, of any shares of any class or series of stock that is both Dividend Junior Stock and Liquidation Junior Stock;
further provided that the Company may, without any vote or consent pursuant to Section 9(a)(i)(4):
(A)    purchase, redeem or otherwise acquire shares of Dividend Junior Stock in connection with any employment contract, benefit plan or other similar arrangement approved by the Board of Directors with or for the benefit of current or former employees, officers, directors or consultants;
(B)    declare any dividend on, make any distributions related to, or redeem, repurchase, acquire or make a liquidation payment relating to, any Dividend Parity Stock or Dividend Junior Stock as a result of an exchange or conversion of any class or series of Dividend Parity Stock or Dividend Junior Stock for any other class or series of Dividend Parity Stock (in the case of Dividend Parity Stock) or Dividend Junior Stock (in the case of Dividend Parity Stock or Dividend Junior Stock);
(C)    purchase fractional interests in shares of Dividend Parity Stock or Dividend Junior Stock pursuant to the conversion or exchange provisions of such

Dividend Parity Stock or Dividend Junior Stock or the security being converted or exchanged;
(D)    pay any dividend in respect of Dividend Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;
(E)    distribute Dividend Junior Stock or rights to purchase Dividend Junior Stock; or
(F)    pay any dividend in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan.
(ii)Amendments. Without the affirmative vote or consent of the Majority Holders, the Company may not amend, modify or repeal (including by recapitalization, merger or otherwise) any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws if such amendment, modification or repeal would adversely affect the rights, preferences, privileges or voting powers of the Perpetual Preferred Stock. Notwithstanding the foregoing, the Company may amend, modify or repeal any of the terms of the Perpetual Preferred Stock without the vote or consent of any Holder to amend or correct this Certificate of Designations to cure any ambiguity or correct any omission, defect or inconsistency.
(b)Procedures for Voting and Consents.
(i)Rules and Procedures Governing Votes and Consents. If any vote or consent of the Holders will be held or solicited, including at an annual meeting or a special meeting of stockholders, then (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 9; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by Holders, of directors for election.
(ii)Voting Power of the Perpetual Preferred Stock. Each share of Perpetual Preferred Stock outstanding as of the applicable record date will be entitled to one vote on each matter on which the Holders of the Perpetual Preferred Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock.
(iii)Written Consent in Lieu of Stockholder Meeting. Notwithstanding anything to the contrary otherwise set forth in the Certificate of Incorporation, the Bylaws or otherwise, a consent or affirmative vote of the Holders pursuant to Section 9(a) or any other provision of this Certificate of Designations may be given or obtained in writing without a meeting.
Section 10.Distribution Transactions.
(a)Spin-Off Exchange Offer. In the event the Company proposes to effect a Distribution Transaction, then, by written action of the Majority Holders delivered to the Company prior to the relevant Record Date, the Company will negotiate in good faith with such Majority Holders the terms and conditions of an exchange offer described herein (the “Spin-Off Exchange Offer”).
(b)Exchange. In connection with the Spin-Off Exchange Offer, each share of Perpetual Preferred Stock will be exchanged by the Company for one share of Mirror Preferred Stock and one share of Exchange Preferred Stock. The Liquidation Preference of each share of the Perpetual Preferred Stock will be allocated between the shares of Mirror Preferred Stock and Exchange Preferred Stock in accordance with the relative fair market value of the assets and businesses to be held by the Distributed Entity and the assets and businesses to be retained by the Company, as determined in good faith by the Board of Directors after consultation with the Majority Holders.
(c)Terms. The Company and the Majority Holders will negotiate reasonably and in good faith and each will use its reasonable best efforts to agree on mutually agreeable terms for the Spin-Off Exchange Offer, including, without limitation, the certificate of designations with respect to the Mirror Preferred Stock and the certificate of designations with respect to the Exchange Preferred Stock, to reflect the fact that following the completion of the Spin-Off Exchange Offer the rights, benefits, obligations and economic characteristics of the Series A Perpetual Preferred Stock will not be expanded or diminished as a result of the exchange of shares of Perpetual Preferred Stock for shares of Mirror Preferred Stock and Exchange Preferred Stock.
Section 11.Taxes.
(a)Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance of shares of Perpetual Preferred Stock or other securities issued on account of Perpetual Preferred Stock pursuant hereto or certificates evidencing such shares or securities.
(b)Withholding and Tax Forms.
(i)Holders. Each Holder of the Perpetual Preferred Stock shall be (i) a “United States person” as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (ii) a “foreign government” eligible for and claiming the benefits of an exemption from taxation under Section 892 of the Code (including a 0% rate of withholding with respect to U.S.-source dividends), or (iii) a “withholding foreign partnership” (within the meaning of Treasury Regulations Section 1.1441-5(c)(2)) that has assumed primary responsibility for withholding under chapters 3 and 4 of the Code, information reporting under chapter 61 of the Code, backup withholding under Section 3406 of the Code, and/or withholding under other provisions of the Code.
(ii)United States Persons. Each Perpetual Preferred Stock Holder that is a “United States person” as defined in Section 7701(a)(30) of the Code will deliver to the Company (or its paying agent or any other applicable withholding agent) a duly executed, valid and properly completed Internal Revenue Service (“IRS”) Form W-9 (or successor form) (x) upon the execution of this Certificate of Designations (or, in the case of a transferee of Perpetual Preferred Stock permitted under this Certificate of Designations and the Purchase Agreement, prior to such transfer), (y) promptly upon the reasonable request of the Company and (z) promptly upon becoming aware of any such previously delivered form becoming incorrect or obsolete.
(iii)Non-United States Persons. Each Perpetual Preferred Stock Holder that is not a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company (or its paying agent or any other applicable withholding agent) a duly executed, valid and properly completed IRS Form W-8EXP certifying that such holder is a “foreign government” eligible for and claiming the benefits of an exemption from taxation under Section 892 of the Code (including a 0% rate of withholding with respect to U.S.-source dividends) or a duly executed, valid and properly completed IRS Form W-8IMY (or successor form) certifying that such holder is a “withholding foreign partnership” (within the meaning of Treasury Regulations Section 1.1441-5(c)(2)) that is compliant with the terms of its withholding foreign partnership agreement with the IRS, in each case, (w) including any necessary attachments thereto and any other information reasonably requested by the Company to establish that no withholding is required on payments or accruals with respect to the Perpetual Preferred Stock, (x) upon the execution of this Certificate of Designations (or, in the case of a transferee of Perpetual Preferred Stock permitted under this Certificate of Designations and the Purchase Agreement, prior to such transfer), (y) promptly upon the reasonable request of the Company and (z) promptly upon becoming aware of any such previously delivered form becoming incorrect or obsolete.
Section 12.Term. Except as expressly provided in this Certificate of Designations, the shares of Perpetual Preferred Stock shall not be redeemable or otherwise mature and the term of the Perpetual Preferred Stock shall be perpetual.
Section 13.Calculations. Except as otherwise provided in this Certificate of Designations, the Company will be responsible for making all calculations called for under this Certificate of Designations or the Perpetual Preferred Stock, including determinations of accumulated Regular Dividends and Accrued Dividends, in each case, whether or not declared, on the Perpetual Preferred Stock. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

Section 14.Notices. All notices or communications referred to in this Certificate of Designations shall be in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt requested from the recipient, in the case of e-mail), or sent by a nationally recognized overnight courier service guaranteeing next day delivery, and addressed (i) if to the Company, to its office at Array Technologies, Inc., 3901 Midway Place NE, Albuquerque, NM 87109 (Attention: Tyson Hottinger) or (ii) to the Holders’ respective addresses shown on the Register. Unless otherwise specified herein, all notices and communications hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service.
Section 15.Facts Ascertainable. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issue Date of each share of Perpetual Preferred Stock, the number of shares of Perpetual Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
Section 16.Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Perpetual Preferred Stock granted hereunder may be waived as to all shares of Perpetual Preferred Stock (and the Holders thereof) upon the vote or written consent of the Majority Holders.
Section 17.Severability. If any term of the Perpetual Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
Section 18.No Other Rights. The Perpetual Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

    IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of the date first written above.

Array Technologies, Inc.

By:    /s/ Nipul Patel
Name:    Nipul Patel
Title:    Chief Financial Officer

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF PERPETUAL PREFERRED STOCK CERTIFICATE

[Insert Restricted Stock Legend, if applicable]

Array Technologies, Inc.

Series A Perpetual Preferred Stock

Certificate No.    [___]

    Array Technologies, Inc., a Delaware corporation (the “Company”), certifies that [___] is the registered owner of [___] shares of the Company’s Series A Perpetual Preferred Stock (the “Perpetual Preferred Stock”) evidenced by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Perpetual Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Perpetual Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.

    Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

    IN WITNESS WHEREOF, Array Technologies, Inc. has caused this instrument to be duly executed as of the date set forth below.

Array Technologies, Inc.

Date:                By:
Name:
Title:

Date:                By:
Name:
Title:

TRANSFER AGENT’S COUNTERSIGNATURE

[legal name of Transfer Agent], as Transfer Agent, certifies that this Certificate evidences shares of Perpetual Preferred Stock referred to in the within-mentioned Certificate of Designations.

Date:                By:
    Authorized Signatory

Array Technologies, Inc.

Series A Perpetual Preferred Stock

    This Certificate evidences duly authorized, issued and outstanding shares of Perpetual Preferred Stock. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Certificate of Designations or the Certificate of Incorporation, the provisions of the of the Certificate of Designations or the Certificate of Incorporation, as applicable, will control.

1.Countersignature. This Certificate will not be valid until countersigned by the Transfer Agent.

2.Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

    To request a copy of the Certificate of Designations, which the Company will provide to any Holder at no charge, please send a written request to the following address:
Array Technologies, Inc.
3901 Midway Place NE
Albuquerque, NM 87109
Attention: [●]

FUNDAMENTAL CHANGE REPURCHASE NOTICE

Array Technologies, Inc.

Series A Perpetual Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Perpetual Preferred Stock identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):
    all of the shares of Perpetual Preferred Stock

                         1 shares of Perpetual Preferred Stock

evidenced by Certificate No.                      .

The undersigned acknowledges that Certificate identified above, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.

Date:
    (Legal Name of Holder)

By:
Name:
Title:

1    Must be a whole number.

ASSIGNMENT FORM

Array Technologies, Inc.

Series A Perpetual Preferred Stock

Subject to the terms of the Certificate of Designations, the undersigned Holder of the within Perpetual Preferred Stock assigns to:
Name:

Address:

Social security or
tax identification
number:

the within Perpetual Preferred Stock and all rights thereunder irrevocably appoints:
as agent to transfer the within Perpetual Preferred Stock on the books of the Company. The agent may substitute another to act for him/her.

Date:
    (Legal Name of Holder)

By:
Name:
Title:

EXHIBIT B

FORM OF RESTRICTED STOCK LEGEND

THE OFFER AND SALE OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

[THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SECURITIES PURCHASE AGREEMENT. THE COMPANY WILL GIVE TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH SECURITIES PURCHASE AGREEMENT, AS IN EFFECT ON THE DATE OF THE GIVING OF SUCH COPY, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.]

B-1